Exhibit 99(e)(3)

AMENDMENT TO

HORIZONS ETF TRUST I

DISTRIBUTION AGREEMENT

This Amendment (the "Amendment") to the Distribution Agreement (the "Agreement") dated as of _____________ by and between Horizons ETF Trust I (the "Trust") and Foreside Fund Services, LLC ("Foreside") is hereby entered into as of _____________.

WHEREAS, the Trust and Foreside desire to amend Exhibit A of the Agreement to reflect the addition of the Horizons China High Dividend ETF; and

WHEREAS, Section 2 of the Agreement allows amendments to the Agreement to add or remove Funds;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby amended and rested as provided on Appendix A attached hereto.
2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized offices.

HORIZONS ETF TRUST I	[ ], President

By:

Name: Garrett Paolella

Title: President and Treasurer

FORESIDE FUND SERVICES, LLC

By:

EXHIBIT A

List of Funds

Horizons DAX Germany ETF

Horizons NADAQ 100 Covered Call ETF

Horizons USA Managed Risk ETF

BullMark LatAm Select Leaders ETF

Horizons China High Dividend ETF